Exhibit 8.2

September 27, 2010

Sabra Health Care REIT, Inc.

18500 Von Karman, Suite 550

Irvine, CA 92612

Re:	Sabra Health Care REIT, Inc.

Ladies and Gentlemen:

In connection with the proposed election by Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra REIT”), to be taxed as a real estate investment trust for U.S. federal income tax purposes following the proposed merger of Sun Healthcare Group, Inc., a Delaware corporation (“Sun”) and parent of Sabra REIT, with and into Sabra REIT, with Sabra REIT surviving the merger (the “REIT Conversion Merger”), as more fully described in the registration statement filed by Sabra REIT on Form S-4 with the Securities and Exchange Commission on May 24, 2010, and the amendments thereto through the date hereof (together with attachments thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”), you have requested our opinion with respect to whether the proposed methods of organization and operation of Sabra REIT, its expected ownership structure, the expected distribution of earnings and profits of Sun and its subsidiary corporations and Sabra REIT’s expected income and assets, would enable Sabra REIT to qualify as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) commencing with its taxable year beginning January 1, 2011. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. We assume no obligation to advise you of any such subsequent changes. Our opinion does not foreclose the possibility of a contrary determination

Fried, Frank, Harris, Shriver & Jacobson LLP

Sabra Health Care REIT, Inc.

September 27, 2010

by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to:

1.	the Registration Statement;

2.	the Articles of Amendment and Restatement of Sabra Health Care REIT, Inc. filed in the form of Exhibit 3.1 in the Registration Statement;

3.	the Distribution Agreement;

4.	the Lease Agreements;

5.	the Tax Allocation Agreement; and

6.	such other documents as we deemed necessary or appropriate.

The opinion set forth in this letter is also premised on certain written representations of Sabra REIT and Sun contained in letters to us dated September 27, 2010 (such letters, together with the documents referred to in the preceding sentence, the “Reviewed Documents”).

We have made such legal and factual inquiries, including an examination of the Reviewed Documents, as we have deemed necessary or appropriate for purposes of rendering the opinion. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in such documents, including the Registration Statement. We consequently have relied upon the representations and statements of Sabra REIT and Sun as described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

1.	all of the factual representations and statements set forth in the Reviewed Documents are true, correct, and complete as of the date hereof;

2.	any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate, without such qualification;

Fried, Frank, Harris, Shriver & Jacobson LLP

Sabra Health Care REIT, Inc.

September 27, 2010

3.	each agreement described in the Reviewed Documents is valid, binding and enforceable in accordance with its terms;

4.	each of the obligations of Sabra REIT, Sun and their respective subsidiaries described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms without regard to any qualification as to level of effort in satisfying such obligations;

5.	any and all elections and filings to be made with the IRS are timely and properly filed;

6.	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

7.	any documents as to which we have reviewed only a form or draft were or will be duly executed without material changes from the form or draft reviewed by us.

Any material variation or difference in the facts from those set forth in the Reviewed Documents may adversely affect the conclusions stated herein.

Opinion

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that, provided that the Separation and REIT Conversion Merger are consummated prior to January 1, 2011, based on the proposed methods of organization and operation of Sabra REIT, its expected ownership structure, the expected distribution of earnings and profits of Sun and its subsidiary corporations and Sabra REIT’s expected income and assets, Sabra REIT will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code commencing with its taxable year beginning on January 1, 2011.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state or local or non-U.S. tax issues, including the accuracy of any statements in the Registration Statement or in the agreement and plan to implement the REIT Conversion Merger, or the U.S. federal income tax consequences of the REIT Conversion Merger to the Sun shareholders. In particular, we have not offered and are not offering any opinion regarding Sabra REIT’s actual qualification and taxation as a REIT under the Internal Revenue Code in the future. More specifically, in order to qualify as a REIT for its taxable year beginning on January 1, 2011, Sabra REIT will have to satisfy a number of asset, income, ownership and distribution tests on an ongoing basis for such period, the results of which cannot be known with certainty as of the date hereof. Sabra REIT’s actual qualification and taxation as a REIT under the Internal Revenue Code will depend upon its ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share

Fried, Frank, Harris, Shriver & Jacobson LLP

Sabra Health Care REIT, Inc.

September 27, 2010

ownership and otherwise) the various qualification tests imposed under the Internal Revenue Code. We have not undertaken to review Sabra REIT’s compliance with these requirements on a continuing basis. Satisfaction of these tests both as an initial and ongoing matter is more complicated in the case of a REIT, such as Sabra REIT, which owns properties leased to an operating company with which it was historically related and has common shareholders and directors. Accordingly, no assurance can be given that the actual results of Sabra REIT’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

This opinion letter has been prepared for your use in connection with the filing by Sabra REIT of the Registration Statement on the date hereof and may not be used for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

We consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP